UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016 (December 30, 2016)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 30, 2016, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with BMR-Landmark at Eastview LLC and BMR-Landmark at Eastview IV LLC (collectively, the “Sellers”), affiliates of Biomed Realty, L.P., pursuant to which the Company has agreed to purchase from the Sellers the Company’s existing corporate headquarters consisting of approximately 150 acres of predominately office buildings and laboratory space located in the towns of Mount Pleasant and Greenburgh, NY (the “Facility”).  Regeneron has been a tenant at the Facility for over 25 years.  Approximately 80% of the Facility (or approximately 1.2 million square feet) is currently occupied by Regeneron as the primary tenant with approximately 20% of the remaining rentable area of the Facility under leases to third-party tenants.  The Facility can be further developed under existing development rights which, subject to obtaining further governmental approvals, would allow for the construction of more than 500,000 square feet of additional office and laboratory space.  The Purchase Agreement was entered into after performance by the Company of customary due diligence investigations, including environmental and property condition assessments, and provides for an “as-is” sale of the Facility for a gross purchase price of $720 million, subject to certain customary adjustments.  There is no financing condition to the Company’s obligations under the Purchase Agreement.  The Purchase Agreement contains customary representations, warranties, and covenants of the Sellers and the Company, respectively.  Closing of the transactions contemplated by the Purchase Agreement is currently scheduled for the first quarter of 2017.

The Company intends to fund the acquisition contemplated by the Purchase Agreement with a new financing.  In furtherance thereof,  the Company has entered into an engagement letter (the “Engagement Letter”) with Banc of America Leasing & Capital, LLC (“BAL”), pursuant to which the Company has engaged BAL to use its best efforts to arrange a $720 million lease financing in connection with the acquisition contemplated by the Purchase Agreement.  As part of the contemplated financing, the Company intends to assign some or all of its rights under the Purchase Agreement (including the right to take title to the Facility) to an affiliate of BAL at the closing of the financing, as a result of which such affiliate will become the legal owner of the Facility (the “Lessor”).  Immediately thereafter, the Company plans to lease the Facility from the Lessor for a term of five years with rental payments that are expected to be lower than those under the Company’s existing lease for its corporate headquarters and immediately accretive upon signing the lease.  At the end of the lease term, the Company expects to have an option to extend the term of the lease (subject to the consent of the financing providers), purchase the Facility at a predetermined amount, or sell the Facility to a third party on behalf of the Lessor. There can be no guarantee that the Company will be able to obtain the financing contemplated by the Engagement Letter on the terms described above or at all.  In the event the Company is unable to obtain the financing contemplated by the Engagement Letter, the Company expects cash on hand, together with proceeds from other potential financing sources (including its existing $750 million senior unsecured revolving credit facility), to be sufficient to provide the financing necessary to consummate the acquisition contemplated by the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the United States Securities and Exchange Commission as an exhibit to the Annual Report on Form 10-K to be filed by Regeneron for the year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
Name:	Joseph J. LaRosa
Title:	Senior Vice President, General Counsel and
Secretary

Date: December 30, 2016